Exhibit 99

Dr. Dambisa F. Moyo Elected to 3M Board of Directors

ST. PAUL, Minn. — Aug. 13, 2018 — 3M (NYSE: MMM) announced today that Dr. Dambisa F. Moyo,founder and chief executive officer of Mildstorm, LLC, has been elected to 3M’s Board of Directors, effective Aug. 12, 2018.

Moyo, who holds a doctorate in economics from the University of Oxford, has expertise in examining the interplay of international business and the global economy. Her background includes advising companies in their investment decisions, capital allocation and risk management. Prior to founding Mildstorm, Dr. Moyo worked at Goldman Sachs in various roles, including as an economist. Previously, she worked at the World Bank in Washington, D.C.

“We are extremely pleased to welcome Dr. Moyo to our board,” said Inge G. Thulin, 3M Executive Chairman of the Board. “The combination of her banking and financial services industry experience along with her extensive knowledge of macroeconomics, geopolitics and global markets will bring valuable insight to the 3M Board.”

Active in the business community, Moyo currently serves as a director at Barclays PLC and Chevron Corporation. She will serve on the 3M Board’s audit and finance committees.

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